Exhibit 5

January 2, 2019

MDU Resources Group, Inc.

1200 West Century Avenue

P.O. Box 5650

Bismarck, North Dakota 58506-5650

Re:                             Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-114488) of Shares of Common Stock, $1.00 par value per share, of MDU Resources Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to MDU Resources Group, Inc., a Delaware corporation (the “Company”), as successor issuer to MDU Resources Group, Inc. (now known as Montana-Dakota Utilities Co.) pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended, in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-114488) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission with respect to up to 9,000,000 shares of common stock, $1.00 par value per share (the “Shares”), which may be issued pursuant to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies, the genuineness of all signatures and that the Company will have obtained, prior to the issuance of Shares, any legally required consents, approvals, authorizations and other orders of any regulatory authorities necessary to issue the Shares pursuant to the Plan.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the Plan, upon the due execution by the Company of any certificates representing the Shares, the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP